Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2026 FIRST QUARTER FINANCIAL RESULTS AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (April 23, 2026) – Eagle Financial Services, Inc. (NASDAQ: EFSI) (the "Company"), the holding company for Bank of Clarke, announced its first quarter 2026 results. Also, on April 23, 2026, the Board of Directors announced a quarterly common stock cash dividend of $0.31 per common share, payable on May 15, 2026, to shareholders of record on May 4, 2026. The following table presents selected financial performance highlights for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
	(Dollars in thousands, except per share data)
				As adjusted (1)
Consolidated net income (loss)	$3,740	$4,334	$(6,974)	$2,842

Consolidated noninterest income (loss)	$4,928	$5,355	$(8,554)	$3,871

Earnings (loss) per share - basic and diluted	$0.69	$0.81	$(1.53)	$0.62

Annualized return on average equity	7.98%	9.18%	-20.75%	8.46%

Annualized return on average assets	0.81%	0.91%	-1.48%	0.59%

Net interest margin	3.63%	3.61%	2.98%	2.98%

(1) Non-GAAP financial measure - Excluding the tax effected impact of the loss on sale of securities in connection with the Company's balance sheet repositioning transactions during the quarter ended March 31, 2025. See the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for a reconciliation of these measures to comparable measures calculated in accordance with GAAP.

Additional key highlights for the first quarter of 2026 are as follows:

•
Net interest margin increased from 3.61% for the quarter ended December 31, 2025 to 3.63% for the quarter ended March 31, 2026. Net interest spread increased from 2.74% for the quarter ended December 31, 2025 to 2.80% for the quarter ended March 31, 2026.
•
Efficiency ratio decreased from 70.39% for the quarter ended December 31, 2025 to 67.97% for the quarter ended March 31, 2026.

Brandon Lorey, President and CEO, stated, "Our first quarter results reflect steady progress in our core operating performance and continued improvement in several key metrics. Net interest margin increased modestly, efficiency improved from the prior quarter, and asset quality remained stable. These results demonstrate the impact of the balance sheet actions we have taken and our ongoing focus on disciplined execution. We continue to maintain solid capital and liquidity levels, which positions us to thoughtfully support our customers and communities while remaining mindful of the broader economic environment."

Summary

Total net income for the quarters ended March 31, 2026 and December 31, 2025 was $3.7 million and $4.3 million, respectively. Net loss was $7.0 million for the quarter ended March 31, 2025. For the quarter ended March 31, 2026, net income decreased $594 thousand or 13.7% from the quarter ended December 31, 2025 and increased $10.7 million or 153.6% from the quarter ended March 31, 2025. The decrease from the quarter ended December 31, 2025 was due to a decrease in interest and dividend income as well as an increase in the provision for credit losses during the quarter ended March 31, 2026. These changes are discussed below in greater detail. The increase from the quarter ended March 31, 2025 was primarily due to the loss on sales of securities as a part of the balance sheet repositioning during the first quarter of 2025. Excluding the net of tax effected impact of the $12.4 million loss recognized during the first quarter of 2025 from the balance sheet repositioning, adjusted net income for the quarter ended March 31, 2025 was $2.8 million. This is a non-GAAP financial measure. Please refer to the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for additional information. The increase in net income for the quarter ended March 31, 2026 compared to the as-adjusted quarter ended March 31, 2025 was due to several factors. Gain on sale of loans held for sale increased by $583 thousand as well as net interest income, which increased by $2.6 million. These increases were partially offset by increases in noninterest expenses of $1.6 million. These changes are discussed below in greater detail.

Interest Income

Total loan interest income was $20.7 million and $21.3 million for the quarters ended March 31, 2026 and December 31, 2025, respectively. Total loan interest income was $20.0 million for the quarter ended March 31, 2025. Total loan interest income decreased $555 thousand or 2.6% from the quarter ended December 31, 2025 to the quarter ended March 31, 2026. Average loans decreased by $10.2 million or 0.7% from the quarter ended December 31, 2025 to the quarter ended March 31, 2026. The tax equivalent yield on average loans for the quarter ended March 31, 2026 was 5.77%, an increase of one basis point from the 5.76% average yield for the quarter ended December 31, 2025. The slight increase in loan interest income between the quarters ended March 31, 2026 and March 31, 2025 was mainly due to an increase in interest rates. The tax equivalent yield on average loans for the quarter ended March 31, 2026 was 5.77%, an increase of 20 basis points from the 5.57% average yield for the quarter ended March 31, 2025. Average loans remained stable at $1.46 billion for the quarter ended March 31, 2026 and March 31, 2025. Early during the first quarter of 2025, ahead of its public offering, the Company sold a pool of mortgage loans at par in order to bolster on-balance sheet liquidity. This pool had a total balance of $18.8 million with a weighted average yield of 6.58%.

Interest and dividend income from the investment portfolio was $1.3 million for the quarters ended March 31, 2026 and December 31, 2025. Interest and dividend income from the investment portfolio was $848 thousand for the quarter ended March 31, 2025. The tax equivalent yield on average investments for the quarter ended March 31, 2026 was 4.34%, up nine basis points from 4.25% for the quarter ended December 31, 2025 and up 141 basis points from 2.93% for the quarter ended March 31, 2025. The increase in yield was due largely to lower yielding investments sold during the first quarter of 2025 being replaced with higher yielding securities. During the quarter ended March 31, 2025, $99.2 million in securities were sold with a weighted average yield of 1.72%. During the same quarter, $76.0 million in securities were purchased. Of the $76.0 million in securities purchased, $66.0 million were purchased as a part of the executed balance sheet repositioning with a weighted average yield of 4.72%.

Interest Expense

Total interest expense was $7.9 million and $8.4 million for the three months ended March 31, 2026 and December 31, 2025, respectively, and $10.2 million for three months ended March 31, 2025. The decrease in interest expense between the quarter ended December 31, 2025 and the quarter ended March 31, 2026 was mainly due to lower interest expense on deposits. The average balance of interest-bearing deposits increased by $4.7 million during this time period but the average yield paid on these deposits decreased by six basis points for the same period. The decrease in interest expense between the quarter ended March 31, 2025 and the quarter ended March 31, 2026 was largely due to a $964 thousand decrease in Federal Home Loan Bank of Atlanta ("FHLB") interest expense. The average balance of FHLB advances decreased $82.1 million from the quarter ended March 31, 2025 to the same period in 2026. The decrease was also attributable to lower interest expense on deposits by $1.3 million for the same comparative periods. The average balance of interest-bearing deposits decreased by $21.2 million during this time period and the average yield paid on these deposits decreased by 39 basis points for the same period.

Net Interest Income

Net interest income for the quarter ended March 31, 2026 was $15.9 million reflecting a decrease of 2.9% from the quarter ended December 31, 2025 and an increase of 19.2% from the quarter ended March 31, 2025. Net interest income was $16.4 million and $13.3 million, respectively, for the quarters ended December 31, 2025 and March 31, 2025.

The net interest margin was 3.63% for the quarter ended March 31, 2026. For the quarters ended December 31, 2025 and March 31, 2025, the net interest margin was 3.61% and 2.98%, respectively. The increase in the net interest margin from December 31, 2025 was mainly due to the decrease in yield paid on interest bearing liabilities. The increase in the net interest margin from March 31, 2025 can be attributed to two main factors. Both the repositioning of the securities portfolio and the run off of higher interest bearing non core deposits during the period had a positive impact to the net interest margin. The net interest spread increased to 2.80% for the quarter ended March 31, 2026 from 2.13% for the quarter ended March 31, 2025.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitable earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%. This is a non-GAAP financial measure. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for additional information.

Noninterest Income and Expense

Total noninterest income was $4.9 million and $5.4 million for the quarters ended March 31, 2026 and December 31, 2025 respectively. Total noninterest loss was $8.5 million for the quarter ended March 31, 2025.

	For The Three Months Ended
(Dollars in thousands)	3/31/2026	12/31/2025	$ Change	% Change	3/31/2025	$ Change	% Change
Noninterest Income
Wealth management fees	$1,782	$2,299	$(517)	-22.5%	$1,681	$101	6.0%
Service charges on deposit accounts	556	574	(18)	-3.1%	492	64	13.0%
Other service charges and fees	921	1,009	(88)	-8.7%	972	(51)	-5.2%
(Loss) on the sale and disposal of bank premises and equipment	—	(1)	1	NA	(16)	16	NA
(Loss) on the sale of AFS securities	—	—	—	NA	(12,425)	12,425	NA
Gain on sale of loans held for sale	1,012	830	182	21.9%	429	583	135.9%
Small business investment company income	266	40	226	565.0%	20	246	1230.0%
Bank owned life insurance income	284	280	4	1.4%	273	11	4.0%
Other operating income	107	324	(217)	-67.0%	20	87	435.0%
Total noninterest income (loss)	$4,928	$5,355	$(427)	-8.0%	$(8,554)	$13,482	-157.6%

The decrease in total noninterest income for the first quarter of 2026 compared to the fourth quarter of 2025 was primarily driven by lower wealth management fee income. The prior quarter benefited from higher transaction‑based revenues related to estates and other services, which did not recur at the same level in the first quarter. This decline was partially offset by an increase in small business investment company income. Cash distributions from these investments are dependent on performance results and the timing of distributions, which can result in quarter‑to‑quarter fluctuations.

Noninterest income, as adjusted to exclude the one-time effect of the previously disclosed significant transaction, was $3.9 million for the quarter ended March 31, 2025. This is a non-GAAP financial measure. Please refer to the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for additional information. When comparing the first quarter of 2026 to the as adjusted first quarter of 2025, gain on sale of loans held for sale was the largest driver of the increase between the periods. This increase was due to increased volume in both small business administration "SBA" and mortgage loans sold. The volume of SBA loans sold increased from $2.0 million during the quarter ended March 31, 2025 to $10.0 million for the same period in 2026. Mortgage loan sales volume increased from $14.9 million during the quarter ended March 31, 2025 to $16.6 million for the same period in 2026.

Noninterest expense decreased $1.3 million, or 8.5%, to $14.2 million for the quarter ended March 31, 2026 from $15.5 million for the quarter ended December 31, 2025. Noninterest expense was $12.6 million for the quarter ended March 31, 2025, representing an increase of $1.6 million or 12.9% when comparing to the quarter ended March 31, 2026.

	For The Three Months Ended
(Dollars in thousands)	3/31/2026	12/31/2025	$ Change	% Change	3/31/2025	$ Change	% Change
Noninterest Expenses
Salaries and employee benefits	$8,229	$9,462	$(1,233)	-13.0%	$7,179	$1,050	14.6%
Occupancy expenses	666	663	3	0.5%	662	4	0.6%
Equipment expenses	462	442	20	4.5%	423	39	9.2%
Advertising and marketing expenses	191	209	(18)	-8.6%	183	8	4.4%
Stationery and supplies	46	20	26	130.0%	42	4	9.5%
ATM network fees	327	324	3	0.9%	362	(35)	-9.7%
Other real estate owned expense (gain), net	(5)	20	(25)	NA	—	(5)	NA
Loss on the sale of other real estate owned	—	51	(51)	NA	—	—	NA
Loss of sale of repossessed assets	39	169	(130)	-76.9%	133	(94)	-70.7%
FDIC assessment	227	200	27	13.5%	322	(95)	-29.5%
Computer software expense	354	373	(19)	-5.1%	282	72	25.5%
Bank franchise tax	481	388	93	24.0%	367	114	31.1%
Professional fees	604	723	(119)	-16.5%	563	41	7.3%
Data processing fees	486	558	(72)	-12.9%	550	(64)	-11.6%
Other operating expenses	2,105	1,937	168	8.7%	1,521	584	38.4%
Total noninterest expenses	$14,212	$15,539	$(1,327)	-8.5%	$12,589	$1,623	12.9%

The decrease in total noninterest expense when comparing the first quarter of 2026 to the fourth quarter of 2025 is mainly due to the decrease in salaries and benefits expense. This decrease was largely due to increased incentive accruals resulting from plan metrics reaching payout levels during the fourth quarter of 2025.

When comparing the first quarter of 2026 to the same quarter of 2025, the increase in total noninterest expense was mainly due to the increases in salaries and employee benefits expenses as well as other operating expenses. The increase in salaries and benefit expense is mostly due to the increase in the number of full time equivalent "FTE" employees. During this period, FTE's increased from 233 to 253. Other operating expenses increased largely due to higher contributions toward charitable activities, primarily driven by the Bank’s matching of donations from a very successful Give with BOC campaign as well as elevated loan collection costs associated with a single multifamily relationship included in the nonaccrual loan balance discussed below.

Asset Quality and Provision for Credit Losses

	As of
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025

Nonaccrual loans	$14,711	$14,398	$16,122
Loans past due 90 days or more and accruing interest	13	60	230
Other real estate owned and repossessed assets	—	135	—
Total nonperforming assets	$14,724	$14,593	$16,352

Allowance for credit losses on loans	$17,326	$15,320	$15,282

Allowance for credit losses on loans to total gross loans	1.19%	1.04%	1.05%

Non-performing assets to total assets	0.80%	0.77%	0.86%

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased slightly between December 31, 2025 to and March 31, 2026. This increase was due to the addition of two small loans to nonaccrual status which was partially offset by the sale of one repossessed asset during the first quarter of 2026. Based on a recent valuation, the Bank believes that there is sufficient collateral to cover the entirety of the outstanding balance of the new nonaccrual relationships. Nonperforming assets decreased as of March 31, 2026 in comparison to March 31, 2025 mainly due to one large loan being paid off during the period. The collateral for this loan (multifamily real estate) was offered for sale on July 8, 2025, for $5.7 million with the Bank agreeing to a short sale of $4.8 million. This decrease was partially offset by several large relationships being placed in nonaccrual status during the same period.

The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Specific reserves on nonaccrual loans totaled $2.1 million, $467 thousand and $152 thousand as of March 31, 2026, December 31, 2025 and March 31, 2025, respectively. The increase in the specific reserve as of March 31, 2026 was primarily attributable to two commercial and industrial relationships for which new or increased specific allocations were recorded during the first quarter of 2026, driven by updated collateral information. Additional appraisals on certain nonaccrual and individually evaluated loans have been ordered and are expected to be received in the middle to late portion of the second quarter of 2026. The results of these appraisals may indicate that further specific reserves are warranted on certain existing nonaccrual or impaired loans, which could result in additional provisioning in future periods.

The Company realized $34 thousand in net recoveries for the quarter ended March 31, 2026 compared to net charge-offs of $237 thousand for the three months ended December 31, 2025. During the three months ended March 31, 2025, $891 thousand in net charge-offs were recognized. The majority of charge-offs recognized during the first quarter of 2025 were attributable to the write-down of one large multifamily relationship to the fair value of collateral, net of selling costs.

The ratio of allowance for credit losses to total loans was 1.19% and 1.04% at March 31, 2026 and December 31, 2025, respectively. The ratio of allowance for credit losses to total loans was 1.05% at March 31, 2025. The basis point increase in the allowance for credit losses to total loans between March 31, 2026, December 31, 2025, and March 31, 2025 was primarily driven by higher specific reserves, as discussed above. Increases in specific reserves accounted for 11 and 14 basis points, respectively, of the total basis point increase, with the remaining increase largely attributable to changes in historical loss ratios, primarily within the consumer and non‑owner‑occupied commercial real estate portfolios.

The amount of provision for credit losses on loans reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for credit losses. The Company recorded $2.0 million in provision for credit losses on loans for the quarter ended March 31, 2026. The Company recognized provision for credit losses on loans of $747 thousand and $1.1 million for the quarters ended December 31, 2025 and March 31, 2025, respectively. The higher provision for the quarter ended March 31, 2026, compared to the quarter ended December 31, 2025, was primarily driven by higher specific reserves, as well as increases in certain historical loss ratios, as discussed above. The higher provision for the quarter ended March 31, 2026, compared to the quarter ended March 31, 2025, was also primarily driven by higher specific reserves and increases in certain historical loss ratios, partially offset by higher charge‑offs recognized during the first quarter of 2025.

Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects expected credit losses over the life of the loan portfolio.

Balance Sheet

Total consolidated assets of the Company at March 31, 2026 were $1.84 billion, which represented a decrease of $50.3 million or 2.66% from total assets of $1.89 billion at December 31, 2025. At March 31, 2025, total consolidated assets were $1.90 billion. Total assets decreased during the first quarter of 2026 in comparison to December 31, 2025 and March 31, 2025 primarily due to the decrease in cash and cash equivalents. Cash and cash equivalents were at a lower level as of March 31, 2026 due to declines in deposits and Federal Home Loan Bank advances during the quarter.

Total net loans decreased $16.2 million or 1.11% from $1.46 billion at December 31, 2025 to $1.44 billion at March 31, 2026 driven largely by the decline in commercial and industrial loans of $11.9 million as well as marine loan amortization. Approximately $7.5 million in commercial and industrial SBA loans were sold during the first quarter of 2026 along with the paydown of $3.1 million on one commercial and industrial line of credit.

Total deposits decreased to $1.60 billion as of March 31, 2026 when compared to December 31, 2025 deposits of $1.61 billion. At March 31, 2025 total deposits were $1.61 billion. During the second quarter of 2025, total deposits increased $152.7 million. While deposit balances remained fairly stable in total when comparing each period end, there was fairly significant movement in individual deposit categories. The majority of change to the deposit categories was due to large deposits in non-interest bearing accounts totaling $151.7 million that were made during the second quarter of 2025 and was primarily related to sales proceeds of two customer's businesses. During the third quarter of 2025, $72.4 million of these funds left the bank, with $79.3 million still remaining at September 30, 2025. During the fourth quarter of 2025, $74.4 million of these funds left the bank leaving a remaining $4.9 million.

Core deposit change for the quarter and twelve months ended March 31, 2026 was an increase of $29.7 million and a decrease of $7.1 million, respectively. Core deposits consist of checking accounts, NOW accounts, money market accounts, regular savings accounts and time deposits less than $250 thousand. The increase for the quarter ended March 31, 2026 was mainly due to strong growth in noninterest bearing demand deposits.

Liquidity

The objective of the Company’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation ("FDIC") insurance coverage limit of $250,000. As of March 31, 2026, the Company’s uninsured deposits were approximately $207.3 million or 13.1% of total deposits.

The Company’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks, loans with a maturity less than one year and nonpledged securities available for sale, were $423.9 million and borrowing availability was $635.3 million as of March 31, 2026, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $851.9 million. Liquid assets have decreased by only $535 thousand during the first quarter. In addition to deposits, the Company utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the FHLB as well as federal funds purchased from Community Bankers Bank may be used to fund the Company’s day-to-day operations. Long-term borrowings include FHLB advances as well as subordinated debt. Total outstanding borrowings decreased to $29.6 million at March 31, 2026 from $94.5 million at March 31, 2025. Borrowings decreased by $40.0 million from December 31, 2025 to March 31, 2026. The decreases were primarily due to the paydown of outstanding FHLB advances.

Additional sources of liquidity available to the Company include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities and the issuance of brokered certificates of deposit.

Capital and Dividends

On April 23, 2026, the Board of Directors announced a quarterly common stock cash dividend of $0.31 per common share, payable on May 15, 2026, to shareholders of record on May 4, 2026. The Board of Directors of the Company regularly reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $13.9 million to $190.3 million at March 31, 2026 compared to March 31, 2025 and increased $1.5 million compared to December 31, 2025. The increases are primarily due to increased retained earnings from net income.

The Company’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of increased market interest rates since they were purchased. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest. The accumulated other comprehensive loss related to the Company’s securities available for sale increased to $6.0 million at March 31, 2026 compared to $5.3 million at December 31, 2025 and decreased from $6.6 million at March 31, 2025.

As of March 31, 2026, the most recent notification from the FDIC categorized the Bank of Clarke as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at March 31, 2026, Bank of Clarke was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, Bank of Clarke must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules. The Bank of Clarke exceeded these ratios at March 31, 2026.

Explanation of Non-GAAP Financial Measures

This release contains financial information determined by methods other than in accordance with GAAP. Management believes that the supplemental Non-GAAP information provides a better comparison of period-to-period operating performance and the impact of non-recurring transactions on the Bank’s results. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s results and financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for or more important than financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

First Quarter 2026 Earnings Release Conference Call and Webcast

Eagle Financial Services’ Chief Executive Officer, Brandon Lorey, and Chief Financial Officer, Kate Chappell, will hold a listen-only conference call and webcast to discuss fourth quarter results on Friday, April 24, 2026, at 10 a.m. eastern time. Those wishing to listen to the conference call should call the applicable number below and reference the Conference ID below.

USA / International – (Toll) - +1.646.968.2525

USA – (Toll-Free) +1.888.596.4144

Canada – (Toronto) +1.647.495.7514

Canada – (Toll-Free) +1.888.596.4144

Conference ID – 3461943 and press #

A replay of the call and webcast will be accessible at investors.bankofclarke.bank. Webcast URL: https://events.q4inc.com/attendee/201720331

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; the Company's ability to successfully resolve non-performing assets; demand for loan products; liquidity and deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS (unaudited)

	For the Three Months Ended
(Dollars in thousands, except per share data)	1Q26	4Q25	3Q25	2Q25	1Q25
Net income (loss)	$3,740	$4,334	$5,584	$5,270	$(6,974)
Earnings (loss) per share, basic	$0.69	$0.81	$1.04	$0.98	$(1.53)
Earnings (loss) per share, diluted	$0.69	$0.81	$1.04	$0.98	$(1.53)
Return on average total assets (annualized)	0.81%	0.91%	1.10%	1.09%	(1.48)%
Return on average total equity (annualized)	7.98%	9.18%	12.20%	11.93%	(20.75)%
Dividend payout ratio	44.93%	38.27%	29.81%	31.63%	N/M
Fee revenue as a percent of total revenue (1)	15.64%	17.86%	15.81%	15.65%	N/M
Net interest margin (annualized) (2)	3.63%	3.61%	3.58%	3.42%	2.98%
Yield on average earning assets (annualized)	5.44%	5.45%	5.39%	5.41%	5.25%
Rate on average interest-bearing liabilities (annualized)	2.64%	2.71%	2.82%	2.90%	3.12%
Net interest spread	2.80%	2.74%	2.57%	2.51%	2.13%
Tax equivalent adjustment to net interest income	$20	$26	$25	$26	$28
Non-interest income (loss) to average assets	1.07%	1.12%	1.02%	1.02%	(1.82)%
Non-interest expense to average assets	3.09%	3.24%	2.83%	2.78%	2.68%
Efficiency ratio(3)	67.97%	70.39%	64.06%	64.91%	72.20%

N/M - Not meaningful

(1) Fee revenue as a percentage of total revenue is calculated by dividing the sum of wealth management fees, service charges on deposit accounts and other service charges and fees by the sum of net interest income and non-interest income.

(2) Non-GAAP financial measure - The annualized net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due tax-exempt loan balances, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(3) Non-GAAP financial measure - The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense less gain/loss on other real estate owned and gain/loss on repossessed assets by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio, and loss on sale of other bank premises and equipment. The tax rate utilized is 21%. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability. Please refer to the "Reconciliation of Efficiency Ratio" table for additional information.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER (unaudited)

(Dollars in thousands, except per share data)	1Q26	4Q25	3Q25	2Q25	1Q25
BALANCE SHEET RATIOS
Loans to deposits	91.28%	91.65%	88.21%	81.44%	89.99%
Average interest-earning assets to average-interest bearing liabilities	146.04%	147.54%	155.33%	146.08%	137.78%
PER SHARE DATA
Dividends	$0.31	$0.31	$0.31	$0.31	$0.31
Book value	35.16	35.14	34.52	33.41	32.81
Tangible book value	35.16	35.14	34.52	33.41	32.81
SHARE PRICE DATA
Closing price	$34.98	$39.80	$37.83	$30.62	$32.79
Diluted earnings multiple(1)	12.67	12.28	9.09	7.81	N/M
Book value multiple(2)	0.99	1.13	1.10	0.92	1.00
COMMON STOCK DATA
Outstanding shares at end of period	5,412,376	5,374,205	5,376,346	5,376,346	5,378,653
Weighted average shares outstanding	5,412,021	5,376,088	5,376,346	5,378,214	4,572,297
Weighted average shares outstanding, diluted	5,412,021	5,376,088	5,376,346	5,378,214	4,572,297
CREDIT QUALITY
Net (recoveries) charge-offs to average loans	(0.00)%	0.02%	0.16%	0.01%	0.06%
Total non-performing loans to total loans (3)	1.01%	0.98%	0.91%	1.20%	1.13%
Total non-performing assets to total assets (4)	0.80%	0.77%	0.74%	0.86%	0.86%
Non-accrual loans to:
Total loans	1.01%	0.98%	0.90%	1.16%	1.11%
Total assets	0.80%	0.76%	0.68%	0.82%	0.85%
Allowance for credit losses to:
Total loans	1.19%	1.04%	1.01%	1.11%	1.05%
Non-performing assets (4)	117.67%	104.98%	103.81%	91.24%	93.45%
Non-accrual loans	117.78%	106.40%	112.48%	95.48%	94.79%
NON-PERFORMING ASSETS:
Loans delinquent over 90 days and still accruing	$13	$60	$91	$593	$230
Non-accrual loans	14,711	14,398	13,167	16,735	16,122
Other real estate owned and repossessed assets	—	135	1,009	186	—
NET LOAN (RECOVERIES) CHARGE-OFFS:
Loans charged off	$155	$318	$2,417	$335	$1,076
(Recoveries)	(189)	(81)	(117)	(176)	(185)
Net (recoveries) charge-offs	(34)	237	2,300	159	891
PROVISION FOR CREDIT LOSSES ON LOANS	$1,972	$747	$1,131	$856	$1,146
ALLOWANCE FOR CREDIT LOSSES ON LOANS	$17,326	$15,320	$14,810	$15,979	$15,282

N/M - Not meaningful

(1) The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2) The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

(3) Non-performing loans include non-accrual loans and loans 90 days or more past due and still accruing interest.

(4) Non-performing assets include non-accrual loans, loans 90 days or more past due and still accruing interest, repossessed assets and other real estate owned (OREO) acquired through foreclosure.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

	As of:
(Dollars in thousands)	Unaudited 03/31/2026	* 12/31/2025	Unaudited 09/30/2025	Unaudited 06/30/2025	Unaudited 03/31/2025
Assets
Cash and due from banks	$14,500	$13,942	$15,558	$17,401	$16,527
Interest-bearing deposits with other institutions	94,974	103,984	189,119	260,568	187,018
Federal funds sold	80,293	99,268	63,452	118,033	61,401
Securities available for sale, at fair value	117,245	123,329	125,165	124,693	114,844
Loans held for sale	5,214	4,786	3,479	3,302	3,173
Loans, net of allowance for credit losses	1,441,533	1,457,757	1,445,118	1,422,653	1,436,982
Bank premises and equipment, net	14,911	14,906	14,878	14,693	14,625
Bank owned life insurance	32,004	31,720	31,440	31,172	30,894
Other assets	37,686	38,934	44,264	42,565	39,013
Total assets	$1,838,360	$1,888,626	$1,932,473	$2,035,080	$1,904,477
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$455,107	$432,171	$521,149	$574,596	$421,342
Savings and interest bearing demand deposits	728,322	728,545	687,530	728,370	697,679
Time deposits	414,790	446,644	446,369	463,558	494,770
Total deposits	$1,598,219	$1,607,360	$1,655,048	$1,766,524	$1,613,791
Federal funds purchased	—	—	101	172	—
Federal Home Loan Bank advances, short-term	—	—	—	—	25,000
Federal Home Loan Bank advances, long-term	—	40,000	40,000	40,000	40,000
Subordinated debt, net	29,596	29,579	29,562	29,545	29,529
Other liabilities	20,219	22,848	22,181	19,191	19,682
Total liabilities	$1,648,034	$1,699,787	$1,746,892	$1,855,432	$1,728,002

Commitments and contingent liabilities

Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	13,311	13,264	13,260	13,260	13,252
Surplus	64,802	64,720	64,458	64,154	63,922
Retained earnings	118,178	116,115	113,448	109,530	105,928
Accumulated other comprehensive (loss)	(5,965)	(5,260)	(5,585)	(7,296)	(6,627)
Total shareholders' equity	$190,326	$188,839	$185,581	$179,648	$176,475
Total liabilities and shareholders' equity	$1,838,360	$1,888,626	$1,932,473	$2,035,080	$1,904,477

* Derived from audited consolidated financial statements.

EAGLE FINANCIAL SERVICES, INC.

LOAN DATA (unaudited)

	As of:
(Dollars in thousands)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Mortgage real estate loans:
Construction & Secured by Farmland	$82,594	$82,336	$84,467	$76,060	$98,660
HELOCs	58,784	58,640	54,549	52,032	50,543
Residential First Lien - Investment	107,084	107,308	103,942	106,493	108,519
Residential First Lien - Owner Occupied	176,378	178,806	178,725	177,000	174,822
Residential Junior Liens	10,775	10,724	10,497	10,865	10,983
Commercial - Owner Occupied	313,161	298,853	290,931	288,821	268,990
Commercial - Non-Owner Occupied & Multifamily	389,878	398,926	398,076	372,833	374,471
Commercial and industrial loans:
BHG loans	2,118	2,344	2,637	2,928	3,248
SBA PPP loans	—	4	10	16	22
Other commercial and industrial loans	99,170	110,876	100,777	103,571	109,658
Marine loans	170,217	175,639	185,938	196,434	203,455
Triad Loans	20,789	21,324	21,856	22,111	22,528
Consumer loans	9,707	7,418	7,566	7,628	7,898
Overdrafts	343	318	297	240	208
Other loans	12,572	13,946	13,895	15,372	11,822
Total loans	$1,453,570	$1,467,462	$1,454,163	$1,432,404	$1,445,827
Net deferred loan costs and premiums	5,289	5,615	5,765	6,228	6,437
Allowance for credit losses on loans	(17,326)	(15,320)	(14,810)	(15,979)	(15,282)
Net loans	$1,441,533	$1,457,757	$1,445,118	$1,422,653	$1,436,982

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	For The Three Months Ended
(Dollars in thousands, except per share data)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Interest and Dividend Income
Interest and fees on loans	$20,713	$21,268	$20,722	$20,409	$19,971
Interest on federal funds sold	109	54	55	87	39
Interest and dividends on securities available for sale:
Taxable interest income	1,230	1,274	1,293	1,142	695
Interest income exempt from federal income taxes	—	—	—	—	3
Dividends	76	61	60	117	150
Interest on deposits in banks	1,698	2,098	3,803	3,060	2,644
Total interest and dividend income	$23,826	$24,755	$25,933	$24,815	$23,502
Interest Expense
Interest on deposits	$7,225	$7,526	$7,886	$8,263	$8,504
Interest on Federal Home Loan Bank advances	344	494	494	499	1,308
Interest on subordinated debt	354	354	354	355	354
Total interest expense	$7,923	$8,374	$8,734	$9,117	$10,166
Net interest income	$15,903	$16,381	$17,199	$15,698	$13,336
Provision For Credit Losses	1,961	688	1,112	668	1,233
Net interest income after provision for credit losses	$13,942	$15,693	$16,087	$15,030	$12,103
Noninterest Income
Wealth management fees	$1,782	$2,299	$1,827	$1,650	$1,681
Service charges on deposit accounts	556	574	558	517	492
Other service charges and fees	921	1,009	1,151	1,060	972
(Loss) on the sale and disposal of bank premises and equipment	—	(1)	(2)	—	(16)
(Loss) on the sale of AFS securities	—	—	—	—	(12,425)
Gain on sale of loans held for sale	1,012	830	1,012	1,104	429
Small business investment company income	266	40	58	133	20
Bank owned life insurance income	284	280	268	278	273
Other operating income	107	324	293	175	20
Total noninterest income (loss)	$4,928	$5,355	$5,165	$4,917	$(8,554)
Noninterest Expenses
Salaries and employee benefits	$8,229	$9,462	$8,717	$7,845	$7,179
Occupancy expenses	666	663	691	598	662
Equipment expenses	462	442	437	401	423
Advertising and marketing expenses	191	209	317	152	183
Stationery and supplies	46	20	37	35	42
ATM network fees	327	324	327	332	362
Other real estate owned expense (gain), net	(5)	20	—	—	—
Loss on the sale of other real estate owned	—	51	—	—	—
Loss on sale of repossessed assets	39	169	—	—	133
FDIC assessment	227	200	172	254	322
Computer software expense	354	373	389	325	282
Bank franchise tax	481	388	388	381	367
Professional fees	604	723	493	641	563
Data processing fees	486	558	469	633	550
Other operating expenses	2,105	1,937	1,907	1,802	1,521
Total noninterest expenses	$14,212	$15,539	$14,344	$13,399	$12,589
Income (loss) before income taxes	$4,658	$5,509	$6,908	$6,548	$(9,040)
Income Tax Expense (Benefit)	918	1,175	1,324	1,278	(2,066)
Net income (loss)	$3,740	$4,334	$5,584	$5,270	$(6,974)
Earnings (Loss) Per Share
Net income (loss) per common share, basic	$0.69	$0.81	$1.04	$0.98	$(1.53)
Net income (loss) per common share, diluted	$0.69	$0.81	$1.04	$0.98	$(1.53)

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates (unaudited)

	Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
		Interest			Interest			Interest
(Dollars in thousands)	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$122,130	$1,306	4.34%	$124,490	$1,334	4.25%	$117,367	$845	2.92%
Tax-Exempt (1)	—	—	—%	—	—	—%	353	4	4.25%
Total Securities	$122,130	$1,306	4.34%	$124,490	$1,334	4.25%	$117,720	$849	2.93%
Loans:
Taxable	$1,434,955	$20,639	5.83%	$1,445,196	$21,172	5.81%	$1,442,343	$19,871	5.59%
Non-accrual	14,534	—	—%	12,294	—	—%	3,959	—	—%
Tax-Exempt (1)	7,448	94	5.12%	9,504	122	5.09%	10,130	127	5.07%
Total Loans	$1,456,937	$20,733	5.77%	$1,466,994	$21,294	5.76%	$1,456,432	$19,998	5.57%
Federal funds sold and interest-bearing deposits in other banks	198,084	1,807	3.70%	214,010	2,153	3.99%	244,780	2,683	4.45%
Total earning assets	$1,777,151	$23,846	5.44%	$1,805,494	$24,781	5.45%	$1,818,932	$23,530	5.25%
Allowance for credit losses on loans	(15,695)			(15,038)			(15,228)
Total non-earning assets	105,767			109,485			102,727
Total assets	$1,867,223			$1,899,941			$1,906,431

Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$312,314	$1,667	2.16%	$308,621	$1,696	2.18%	$275,462	$1,463	2.15%
Money market accounts	286,953	1,515	2.14%	278,231	1,522	2.17%	274,142	1,512	2.24%
Savings accounts	122,622	33	0.11%	123,577	34	0.11%	132,905	37	0.11%
Time deposits:
$250,000 and more	172,241	1,646	3.88%	177,078	1,780	3.99%	186,048	2,115	4.61%
Less than $250,000	264,713	2,364	3.62%	266,630	2,494	3.71%	311,499	3,377	4.40%
Total interest-bearing deposits	$1,158,843	$7,225	2.53%	$1,154,137	$7,526	2.59%	$1,180,056	$8,504	2.92%
Federal funds purchased	7	—	N/M	1	—	N/M	8	—	N/M
Federal Home Loan Bank advances	28,444	344	4.90%	40,000	494	4.90%	110,556	1,308	4.80%
Subordinated debt, net	29,585	354	4.85%	29,568	354	4.75%	29,517	354	4.87%
Total interest-bearing liabilities	$1,216,879	$7,923	2.64%	$1,223,706	$8,374	2.71%	$1,320,137	$10,166	3.12%
Noninterest-bearing liabilities:
Demand deposits	437,244			464,564			426,947
Other Liabilities	23,092			24,408			23,071
Total liabilities	$1,677,215			$1,712,678			$1,770,155
Shareholders' equity	190,008			187,263			136,276
Total liabilities and shareholders' equity	$1,867,223			$1,899,941			$1,906,431
Net interest income (1)		$15,923			$16,407			$13,364
Net interest spread			2.80%			2.74%			2.13%
Interest expense as a percent of average earning assets			1.81%			1.84%			2.27%
Net interest margin (1)			3.63%			3.61%			2.98%

N/M - Not meaningful

(1) Non-GAAP financial measure - Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for additional information.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income (unaudited)

	Three Months Ended
(Dollars in thousands)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
GAAP Financial Measurements:
Interest Income - Loans	$20,713	$21,268	$20,722	$20,409	$19,971
Interest Income - Securities and Other Interest-Earnings Assets	3,113	3,487	5,211	4,406	3,531
Interest Expense - Deposits	7,225	7,526	7,886	8,263	8,504
Interest Expense - Other Borrowings	698	848	848	854	1,662
Total Net Interest Income	$15,903	$16,381	$17,199	$15,698	$13,336
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$20	$26	$25	$26	$27
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	—	—	—	—	1
Total Tax Benefit on Tax-Exempt Interest Income	$20	$26	$25	$26	$28
Tax-Equivalent Net Interest Income	$15,923	$16,407	$17,224	$15,724	$13,364

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Efficiency Ratio (unaudited)

	Three Months Ended
(Dollars in thousands)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Summary of Operating Results:
Noninterest expenses (GAAP)	$14,212	$15,539	$14,344	$13,399	$12,589
Less: Loss on other real estate owned	—	51	—	—	—
Less: Loss on sale of repossessed assets	39	169	—	—	133
Adjusted noninterest expenses (non-GAAP)	$14,173	$15,319	$14,344	$13,399	$12,456

Net interest income	15,903	16,381	17,199	15,698	13,336

Noninterest income (GAAP)	4,928	5,355	5,165	4,917	(8,554)
Less: (Loss) on the sale and disposal of premises and equipment	—	(1)	(2)	—	(16)
Less: (Loss) on the sale of securities	—	—	—	—	(12,425)
Adjusted noninterest income (non-GAAP)	$4,928	$5,356	$5,167	$4,917	$3,887
Tax equivalent adjustment (1)	20	26	25	26	28
Total net interest income and noninterest income, adjusted (non-GAAP)	$20,851	$21,763	$22,391	$20,641	$17,251

Efficiency ratio	67.97%	70.39%	64.06%	64.91%	72.20%

(1) Non-GAAP financial measure -Includes tax-equivalent adjustments on loans and securities using the federal statutory tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of GAAP to Non-GAAP Performance Highlights (unaudited)

	Three Months Ended
(dollars in thousands except for per share data)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
GAAP Financial Measurements:
GAAP Net income (loss)	$3,740	$4,334	$5,584	$5,270	$(6,974)
Adjustments to net income (loss):
Loss on sales of securities	—	—	—	—	12,425
Tax effect of adjustments to net income	—	—	—	—	(2,609)
Non-GAAP Net income	$3,740	$4,334	$5,584	$5,270	$2,842

GAAP Noninterest income (loss)	$4,928	$5,355	$5,165	$4,917	$(8,554)
Adjustments to noninterest income (loss):
Loss on sales of securities	—	—	—	—	12,425
Non-GAAP Noninterest income	$4,928	$5,355	$5,165	$4,917	$3,871

Earnings per share, basic and diluted	$0.69	$0.81	$1.04	$0.98	$(1.53)
Effect of adjustments to net income	—	—	—	—	2.15
Non-GAAP Earnings per share, basic and diluted	$0.69	$0.81	$1.04	$0.98	$0.62

Annualized return on average equity	7.98%	9.18%	12.20%	11.93%	-20.75%
Effect of adjustments to net income	—%	—%	—%	—%	29.21%
Non-GAAP Annualized return on average equity	7.98%	9.18%	12.20%	11.93%	8.46%

Annualized return on average assets	0.81%	0.91%	1.10%	1.09%	-1.48%
Effect of adjustments to net income	—%	—%	—%	—%	2.07%
Non-GAAP Annualized return on average assets	0.81%	0.91%	1.10%	1.09%	0.59%